Exhibit (j)(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information in Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A of Fidelity Phillips Street Trust: Fidelity Cash Reserves and Fidelity U.S. Government Reserves, of our reports dated January 4, 1999 on the financial statements and financial highlights included in the November 30, 1998 Annual Reports to Shareholders of Fidelity Cash Reserves and Fidelity U.S. Government Reserves.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.




 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Boston, Massachusetts
January 12, 1999